CALTON, INC.
                                   FORM 10-K
                    FOR FISCAL YEAR ENDED NOVEMBER 30, 1997

                                  EXHIBIT 3.1
                   CERTIFICATE OF INCORPORATION OF RESGISTRANT
                               DATED MAY 29, 1997


                           CERTIFICATE OF AMENDMENT
                                      TO
             THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 CALTON, INC.


To:  The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned Corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1.   The name of the Corporation is "Calton, Inc."

2. The following amendment to the Amended and Restated Certificate of Incorporation (the "Amendment") was approved by the Board of Directors and thereafter duly adopted by the shareholders of the Corporation on the 29th day of May 1997:

     The second paragraph of Article V of the Amended and Restated Certificated of Incorporation is amended to read in its entirety as follows:

     The number of directors of the Corporation shall be the number, not less than three (3) nor more than fifteen (15), fixed from time to time by the Board of Directors. The Board of Directors shall be divided into four classes, designated Class I, Class II, Class III and Class IV, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of shareholders, and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the board) or until his earlier resignation, removal from office, death or incapacity. The initial term of office of directors of Class I shall expire at the annual meeting of shareholders in 1998; that of Class II shall expire at the annual meeting of shareholders in 1999; that of Class III shall expire at the annual meeting of shareholders in 2000; and that of Class IV shall expire at the annual meeting of shareholders in 2001; and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the board) or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of shareholders after 1997, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the fourth succeeding annual meeting of shareholders after their election or until their successors are elected and

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qualify.  Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. Vacancies, including vacancies created by an increase in the size of the Board of Directors, shall be filed by the affirmative vote of a majority of the remaining Board of Directors, though less than a quorum, but any such director so elected shall hold office until the next succeeding annual meeting of shareholders. At such annual meeting, such director or a successor to such director shall be elected and qualified in the class to which such director is assigned to hold office for the term or remainder of the term of such class. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The directors need not be residents of the State of New Jersey and the directors need not be shareholders of the Corporation. This second paragraph of this Article V shall not be amended, altered or repealed except by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3. The number of shares entitled to vote on the adoption of the Amendment was 26,557,313 shares of Common Stock, par value one cent ($.01) per share ("Common Stock"), entitling the holders thereof to one (1) vote per share.

4. The number of shares of Common Stock voted for the Amendment was 9,729,234 shares and against the Amendment was 3,787,034 shares.

Dated:  May 29, 1997

                              CALTON, INC.



                           By: /s/ Robert A. Fourniadis
                              -------------------------
                              Robert A. Fourniadis
                              Senior Vice President and
                              Secretary

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